Exhibit (g)(2)(i)

AMENDMENT

TO

CONFORMING CUSTODIAN AGREEMENT

This Amendment to the Conforming Custodian Agreement dated November 23, 2011 (the “Agreement”) by and between GMO Series Trust (the “Series Trust”), a business trust established under the common laws of Massachusetts and Brown Brothers Harriman & Co. (“BBH&Co.”) is made as of March 1, 2014.

The parties hereby agree to amend the Agreement as follows:

I.	Schedule I to the Agreement

The original Schedule I to the Agreement is hereby deleted and replaced with the new Schedule I attached.

I.	Miscellaneous

1. As amended and appended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2. Terms not otherwise defined herein shall have the definitions set forth in the Agreement.

3. By signing below where indicated, the Series Trust and BBH&Co. hereby ratify and affirm each of the representations and warranties set forth in the Agreement and confirm that each representation and warranty remains true and correct as of the date hereof.

4. This Amendment, the Agreement and the other agreements, documents and certificates referred to herein or therein constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior or current understandings and agreements, whether written or oral.

BROWN BROTHERS HARRIMAN & CO		GMO SERIES TRUST

By:	/s/ Elizabeth E. Prickett	By:	/s/ Jason Harrison

Name:	Elizabeth E. Prickett	Name:	Jason Harrison

Title:	Managing Director	Title:	Clerk

SCHEDULE I

LIST OF GMO SERIES TRUST FUNDS

GMO Emerging Countries Series Fund

GMO Foreign Series Fund

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